Exhibit 10.42
CONFIDENTIAL TREATMENT REQUESTED
Technology License Agreement
     This Technology License Agreement (“Agreement”) is made and entered into as of September 22, 2008 (“Effective Date”), by and between Transmeta Corporation, a Delaware corporation having an office at 2540 Mission College Blvd., Santa Clara, CA 95054 (“Transmeta”), and Intel Corporation (“Intel”), a Delaware corporation having an office at 2200 Mission College Blvd., Santa Clara, CA 95052 (each of Transmeta and Intel being a “Party” and together the “Parties”).
RECITAL
     In consideration of the License Fee (defined below) paid by Intel to Transmeta, Intel wishes to obtain from Transmeta and Transmeta is willing to deliver to Intel a copy of the Transmeta Technology (defined below) and to grant to Intel a license for Intel to use and exploit the Transmeta Technology, all in accordance with the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1. DEFINITIONS
     1.1 “Acquiring Person” means a “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) that acquires (a) securities representing a majority of the voting power of all of a Party’s outstanding voting securities or (b) all or substantially all of a Party’s assets, without regard to the sale of cash or receivables.
     1.2 “Change of Control” means, with respect to a Party, the occurrence of any of the following events: (a) any consolidation or merger of such Party with or into any other entity (any such entity, a “Merger Partner”)in which the holders of such Party’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer, or assignment of securities of such Party representing a majority of the voting power of all of such Party’s outstanding voting securities to an Acquiring Person; or (c) the sale of all or substantially all of such Party’s assets, without regard to the sale of cash or receivables, to an Acquiring Person.
     1.3 “Exploit” means to make, Have Made, import, use, sell, or offer for sale, reproduce, distribute, create works derivative of, including, without limitation, to research, develop, modify, enhance, improve, have used, export, transport, promote, market or have sold or otherwise dispose of.
     1.4 “License Fee” means the fee Intel pays to Transmeta as described in Section 3 in consideration for the licenses granted by Transmeta to Intel and Transmeta’s other obligations under this Agreement.

* * * Confidential treatment will be requested for portions of this exhibit. Omissions are designated as [* * *]. A complete version of this exhibit will be filed separately with the Securities and Exchange Commission.

     1.5 “Have Made” means for Intel (or a sublicensed third party) to contract with a third party or parties to perform designing or manufacturing functions for and on behalf of Intel (or the sublicensed third party).
     1.6 “Integrated Circuit” means an integrated unit comprising one or more active and/or passive circuit elements associated on one or more substrates, such unit forming, or contributing to the formation of, a circuit for performing electrical functions (including, if provided therewith, housing and/or supporting means).
     1.7 “Intel Licensed Product” means any Licensed Product that Intel or an Intel Subsidiary Exploits.
     1.8 “Intellectual Property Rights” means mask work rights, copyrights, rights in trade secrets and know-how, and any other intellectual property rights recognized in any country or jurisdiction in the world, exclusive of Patent rights, rights in and to trademarks, trade names, logos, service marks, and other designations of source.
     1.9 “Licensed Products” means any active or passive circuit element, apparatus, appliance, circuit assembly, computer, device, equipment, firmware, housing, Integrated Circuit, instrumentality, material, method, process, service, software, substrate or other means for calculating, classifying, combining, computing, detecting, displaying, handling, hosting, imaging, inputting, manifesting, measuring, modifying, networking, originating, photographing, playing, printing, processing, providing, receiving, recording, reproducing, retrieving, scanning, serving, storing, switching, transmitting or utilizing any data or any other information for any purpose, including without limitation any component or subsystem thereof and any supplies therefor; provided, however, that during the Time Period, any of the foregoing that consists solely or substantially solely of a portion (or the whole) of the Transmeta Technology in its unmodified form shall not be considered a Licensed Product.
     1.10 “Patent(s)” means all classes or types of patents (including without limitation originals, divisions, continuations, continuations-in-part, extensions or reissues), and applications for these classes or types of patents throughout the world.
     1.11 “Subsidiary” means any corporation, partnership, limited liability company or other entity recognized in any jurisdiction in the world, now or hereafter, in which a Party owns or controls (either directly or indirectly) any of the following:
          (a) if such entity has voting shares or stock or other voting securities, at least forty percent (40%) of the outstanding shares or stock or securities entitled to vote for the election of directors or similar managing authority; or
          (b) if such entity does not have voting shares or stock or other voting securities, at least forty percent (40%) of the ownership interest that represents the right to make decisions for such entity; or
          (c) any other ability to elect at least forth percent (40%) of the board of directors or similar managing authority of the subject entity, whether by contract or otherwise.

     Subsidiary(ies) of Intel will be referred to as “Intel Subsidiary(ies)” and those of Transmeta will be referred to as “Transmeta Subsidiary(ies).”
     1.12 “Transmeta Technology” means Transmeta’s code morphing software and related technologies, documents, RTL, source code, and other materials, all as described in Exhibit A attached hereto, as each of the foregoing exists on the Effective Date (and as they may be supplemented pursuant to the Technology Transfer Services of Section 4.2).
     1.13 “Time Period” means the period of time beginning on the Effective Date and ending on the three (3) year anniversary of the Effective Date.
2. LICENSE GRANT AND SUBLICENSING RIGHTS
     2.1 License Grant to Intel. In accordance with the terms of this Section 2, Transmeta grants to Intel the following license rights:
          (a) In consideration for the License Fee and Intel’s agreement to enter into amendment number 1 to the Settlement Agreement (defined below), Transmeta hereby grants to Intel a worldwide, non-transferable and non-assignable (except as set forth in Section 11.1), sublicensable in accordance with Sections 2.2, 2.3, 2.4, 2.5 and 2.6, fully-paid-up, irrevocable and perpetual (except as provided in Section 5.1), non-exclusive license under all of Transmeta’s Intellectual Property Rights to:
               (i) Exploit the Transmeta Technology as incorporated into Intel Licensed Products; and
               (ii) Exploit Intel Licensed Products.
          (b) In consideration for the License Fee and Intel’s agreement to enter into amendment number 1 to the Settlement Agreement (defined below), Transmeta hereby grants to Intel a worldwide, non-transferable and non-assignable (except as set forth in Section 11.1), sublicensable in accordance with Sections 2.2, 2.3, 2.4, 2.5 and 2.6, fully-paid-up, irrevocable and perpetual (except as provided in Section 5.1), non-exclusive license, solely under its trade secret rights, to disclose to third parties (including disclosures designed for the general public or large numbers of third parties) the Confidential Information embodied or described in the Transmeta Technology as reasonably necessary to facilitate Intel’s exercise of the rights and the licenses granted in Section 2.1(a). The Parties acknowledge and agree that the need for such license expires upon the expiration of Intel’s confidentiality obligations under Section 6 below. For avoidance of doubt, in doing such disclosure(s), notwithstanding Section 6, Intel is free to make the Confidential Information embodied or described in the Transmeta Technology available without obtaining any agreement of confidentiality by the recipient(s).
     2.2 Sublicenses to Subsidiaries. Intel has the right to deliver any (or all) of the Transmeta Technology to any Intel Subsidiary, and to sublicense any (or all) of the license rights granted in Section 2.1 to each such Intel Subsidiary. For purposes of such sublicense, Intel Licensed Products shall further include the Subsidiary’s Licensed Products. Intel will ensure the compliance by each and every such Intel Subsidiary with the terms and conditions of this Agreement. The Intel Subsidiaries will have no further sublicensing rights.

     2.3 Sublicense Upon Divestiture. If Intel sells, spins-out or otherwise transfers to a third party (the “Acquirer”) in one transaction or a series of related transactions all or substantially all of the assets related to an Intel business unit(s) that uses the Transmeta Technology to develop, manufacture or sell some or all of the Intel Licensed Products, Intel may (without Transmeta’s consent) deliver the Transmeta Technology to the Acquirer, and may sublicense to the Acquirer the rights granted in Section 2.1, without any right for the Acquirer to further sublicense such rights. Following such transaction, Intel will continue to retain all license and sublicense rights hereunder. This Section 2.3 shall apply to any Intel Subsidiary, as if it was Intel, to the extent granted sublicense rights under Section 2.2 hereof.
     2.4 Sublicense Upon Joint Venture. If Intel enters into a transaction or a series of related transactions with a third party for the purpose of jointly developing a Joint Product (as defined below), then Intel may (without Transmeta’s consent) deliver the Transmeta Technology related to such Joint Product to such third party, and may sublicense to the third party the rights granted in Section 2.1, without any right for the third party to further sublicense such rights. For purposes of such sublicense, however, Intel Licensed Products means only the Joint Product. Following execution of such transaction or series of transactions, Intel will continue to retain all license and sublicense rights hereunder. This Section 2.4 shall apply to any Intel Subsidiary, as if it was Intel, to the extent granted sublicense rights under Section 2.2 hereof. For purposes of this Section 2.4, a “Joint Product” means a product that is jointly developed by Intel and a third party with technological contributions from both Intel and such third party, and Intel’s technological contribution does not consist solely or substantially solely of a portion (or the whole) of the Transmeta Technology in its unmodified form.
     2.5 Sublicense to Intel Customers. If Intel determines in its reasonable discretion that operation or use of an Intel Licensed Product by an Intel customer would be improved by use of a portion of the Transmeta Technology by such customer, then Intel has the right to deliver such portion of the Transmeta Technology to such Intel customer, and to sublicense any (or all) of the license rights granted in Section 2.1 to such Intel customer, but solely for such Intel customer’s use of the Transmeta Technology in connection with Intel Licensed Products. Intel’s customers shall have no right to further sublicense such rights other than in connection with the customers’ distribution or resale of Intel Licensed Products.
     2.6 Other Sublicensing Rights. Upon the expiration of the Time Period, in addition to the other licenses granted to Intel in this Section 2, Intel shall automatically have the right to deliver any (or all) of the Transmeta Technology to any third party (including, but not limited to Intel Subsidiaries), and to sublicense any (or all) of the license rights granted in Section 2.1 to any such third party (including, but not limited to, Intel Subsidiaries). For purposes of such sublicense, Intel Licensed Products shall further include the third party’s Licensed Products. Any such third party will have further sublicense rights as if it was Intel hereunder.
     2.7 Limitations; No Patent Rights Under this Agreement. Transmeta reserves for itself all rights and licenses in and to the Transmeta Technology and Intellectual Property Rights and Patents therein not expressly granted to Intel hereunder or in that certain Settlement, Release and License Agreement entered into by the Parties, effective December 31, 2007 (the “Settlement Agreement”). Neither this Agreement, nor any actions of the Parties contemplated hereunder (including but not limited to any manufacture or sale of any Licensed Product by Intel, any Intel Subsidiary, or any other direct or indirect Intel sublicensee, transferee or assignee) shall be construed as: (a) granting any right or license to Intel, any Intel Subsidiary, any other direct or indirect Intel sublicensee, or any other third party, with respect to any of Transmeta’s Patents, whether by implication, estoppel, or otherwise; or (b) exhausting any of Transmeta’s Patents (or Transmeta’s ability to enforce such Patents). Intel’s (and any of Intel’s direct or indirect sublicensees’, transferees’ or assignees’) disclosure, delivery, sublicensing, use or other Exploitation of the Transmeta Technology and/or Transmeta’s Intellectual Property Rights licensed hereunder in any manner that infringes or would result in the exhaustion of any Transmeta Patent rights shall be deemed to be outside the scope of the licenses granted to Intel hereunder. Nothing in this Agreement shall be construed to restrict, limit, expand, or otherwise change the patent licenses granted to Intel and its Subsidiaries pursuant to the Settlement Agreement.
     2.8 Acknowledgment Concerning Third Party Patent Rights. Intel acknowledges that, without limitation, neither this Agreement, nor the performance of either Party pursuant to the terms and conditions of this Agreement, grants or confers upon Intel any rights in any patents of NVIDIA Corporation (“NVIDIA”) as a result of the exhaustion doctrine or the doctrine of implied licenses or otherwise. NVIDIA and Transmeta have entered into a contract that requires inclusion of the preceding sentence in this Agreement. Nothing in this Agreement or the performance of either Party pursuant to this Agreement shall be construed to restrict or limit the terms of the Patent Cross License Agreement between Intel and NVIDIA.
3. LICENSE FEE
     3.1 Payment. Intel shall pay Transmeta a non-refundable fee of Five Million Dollars ($5,000,000.00 USD) for the grant of the licenses in Section 2 and the delivery to Intel of the Transmeta Technology pursuant to Section 4.1 of this Agreement (the “License Fee”). The License Fee will be paid to Transmeta within FIVE (5) business days of the Effective Date. The entire amount of the License Fee specified in this Agreement will be paid in U.S. Dollars. Intel shall pay the entire License Fee to Transmeta by wire transfer for the account of Transmeta to such account as Transmeta may indicate by written notice to Intel.
     3.2 Taxes. All applicable taxes levied on Transmeta as the licensor in connection with the grant of licenses to Intel hereunder, including but not limited to transaction privilege taxes, gross receipts taxes, and other charges such as duties, customs, tariffs, imposts, and government imposed surcharges shall be Transmeta’s responsibility. In the event that Intel is prohibited by law from making payments to Transmeta unless Intel deducts or withholds taxes therefrom and remits such taxes to the local taxing jurisdiction, then Intel shall duly withhold and remit such taxes and shall pay to Transmeta the remaining net amount after the taxes have been withheld. Intel shall not reimburse Transmeta for the amount of such taxes withheld. When property is delivered and/or services are provided or the benefit of services occurs within jurisdictions in which Transmeta collection and remittance of taxes is required by law, Transmeta shall have sole responsibility for payment of said taxes to the appropriate tax authorities. In the event Transmeta does not collect tax from Intel, and Transmeta is subsequently audited by any tax authority, liability of Intel will be limited to the tax assessment, with no reimbursement for penalty or interest charges levied on Transmeta. Each Party is responsible for its own respective income taxes or taxes based upon gross revenues, including but not limited to business and occupation taxes.
4. TECHNOLOGY TRANSFER SERVICES
     4.1 Transmeta Obligations: Promptly following execution of this Agreement by both Parties, Transmeta will deliver to Intel the Transmeta Technology as set forth in Exhibit A by means of [* * *]. Intel acknowledges that, prior to the Effective Date, it had a reasonable opportunity to inspect the Transmeta Technology. Accordingly, the Transmeta Technology shall be deemed accepted by Intel immediately upon delivery.
     4.2 Technology Transfer Services. During and within the sixty (60) day period following the Effective Date (the “Technology Transfer Review Period”), (i) Transmeta will provide Intel with supervised remote electronic access either (x) through a virtual private network at an Intel facility or (y) at Transmeta’s facility to those Transmeta engineering materials related to the Transmeta Technology (excluding third party materials), as those materials exist and are on-line as of Effective Date, for the purpose of enabling Intel to identify items, if any, that would facilitate Intel’s use of the Transmeta Technology delivered pursuant to Section 4.1 and that the Parties reasonably agree should have been included based on the description at Exhibit A (“Facilitating Items”); (ii) Transmeta will use commercially reasonable efforts to cooperate and assist Intel to obtain the Facilitating Items (“Technology Transfer Services”); and (iii) Transmeta will deliver the Facilitating Items electronically (e.g. by FTP download).
     4.3 Technical Support From Former Transmeta Employees. Transmeta consents to Intel seeking support from former Transmeta employees for the sole purpose of assisting Intel in exercising its rights under the licenses granted to Intel pursuant to Section 2 above, and Transmeta hereby agrees that any former Transmeta employees from whom Intel seeks such assistance may disclose any Transmeta Confidential Information to Intel that is required for such assistance, provided that the information received by Intel from such former Transmeta employees is treated by Intel in accordance with the confidentiality provisions of this Agreement. Notwithstanding anything set forth herein, Transmeta’s consent does not extend to, without limitation: (i) the disclosure by any such former Transmeta employee of any Transmeta confidential business or financial information or the confidential or proprietary information of any third party; (ii) the infringement or misappropriation of any third party’s intellectual property rights; and (iii) the breach of any obligations Transmeta or any such former employee may have to any third party.
5. TERM
     5.1 Term. This Agreement will begin on the Effective Date and will remain in force perpetually; provided, however, that Transmeta will have the right to immediately terminate this Agreement, including the licenses granted in Section 2, by written notice to Intel due to Intel’s failure to pay the License Fee as set forth in Section 3, if such failure is not corrected within five (5) business days after Transmeta provides written notice thereof to Intel. Subject only to the preceding proviso, all licenses granted hereunder are perpetual and irrevocable.

     5.2 Survival. The rights and obligations of the Parties under Sections 1, 2 (except as provided in Section 5.1 above), 5, 6, 7, 8.1, 8.3, 10 and 11 of this Agreement will survive the termination of this Agreement for any reason.
     5.3 Confirmation of Intel’s License Rights. The Parties acknowledge that the Transmeta Technology is “intellectual property” as defined in Section 101(35A) of the U.S. Bankruptcy Code (the “Code”), that this Agreement is governed by Section 365(n) of the Code, and that Intel will have the right to exercise all rights provided by Section 365(n) of the Code with respect to the Transmeta Technology. Without limiting the foregoing, the Parties agree that in the event that any bankruptcy proceeding is filed by or against Transmeta, and the bankruptcy trustee or debtor-in-possession rejects this Agreement, Intel will have the right to exercise all rights provided by Section 365(n) of the Code, including the right to retain its license rights to the Transmeta Technology under this Agreement and any agreement ancillary to this Agreement, subject to Intel’s ongoing compliance with this Agreement.
     5.4 No Right for Transmeta to Seek Injunction.
          (a) Transmeta expressly agrees that it will not seek, obtain or enforce any injunction to directly or indirectly prevent or interfere with Intel’s direct or indirect manufacture, use, import, sale, offer for sale, distribution or other disposal of Intel Licensed Products containing the Transmeta Technology or derivatives thereof, which injunction is based upon infringement or misappropriation by Intel of Transmeta’s Intellectual Property Rights licensed pursuant to this Agreement. Transmeta expressly acknowledges and agrees that, in the event of any breach of this Agreement by Intel, Transmeta’s remedies for such breach will be limited to an action for damages.
          (b) In the event of any Change of Control of Transmeta or any of its Subsidiaries, or any assignment or transfer of this Agreement by Transmeta pursuant to Section 11.1, whether by operation of law or otherwise, Transmeta’s agreement set forth in Section 5.4(a) shall not be construed as granting any rights under, or as otherwise applying to, any Patents or other Intellectual Property Rights of the Merger Partner, Acquiring Person, or an assignee, acquirer or transferee pursuant to Section 11.1, except to the extent such Intellectual Property Rights would otherwise be subject to such agreement set forth in Section 5.4(a) in the absence of such Change of Control, assignment, transfer, or succession.
6. CONFIDENTIALITY
     6.1 Confidential Information. “Confidential Information” means any business or technical information of Transmeta that is identified and/or marked by Transmeta as Confidential Information at the time of disclosure or that a Party would reasonably expect to be treated as confidential under the circumstances. Confidential Information may include, but is not limited to, any information relating to business processes, operations, product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how. In addition, for the purpose of this Agreement, the Transmeta Technology, and any information contained, embodied, or described therein or disclosed or made accessible by Transmeta in connection with providing Technology Transfer Services pursuant to

Section 4.2, shall be deemed Transmeta’s Confidential Information unless and until such information falls into any of the exceptions as provided in Section 6.4 below.
     6.2 Disclosure Restrictions. For a period of five (5) years from the Effective Date, Intel will not use any of the Confidential Information except as expressly licensed in Section 2 above, and will not disclose Confidential Information to any third party except to its employees and consultants as is reasonably required in connection with the exercise of its rights and the fulfillment of its obligations under this Agreement (and, in case of any consultants, only subject to binding disclosure restrictions at least as protective as those protecting Intel’s own confidential information of similar nature and importance). Intel will use all reasonable efforts to protect and to maintain the confidentiality of all of Transmeta’s Confidential Information in its possession or control by using the efforts that Intel ordinarily uses with respect to its own confidential information of similar nature and importance, but in no event less than reasonable efforts.
     6.3 Confidentiality of Agreement. The Parties shall maintain the confidentiality of the terms of this Agreement (including but not limited to the amount of the License Fee) on a perpetual basis, and accordingly shall not disclose such terms to any third party without the express written consent of the other Party, except that the foregoing obligations will not restrict either Party from disclosing the terms of this Agreement: (i) pursuant to the order or requirement of a court administrative agency, or other governmental body, provided that the Party required to make such a disclosure gives reasonable notice to the other Party, to the extent reasonably practicable, so that the other Party may contest such an order or requirement or seek confidential treatment; (ii) on a confidential basis to its legal or professional advisors; (iii) as required under applicable securities regulations; and (iv) subject to execution of reasonable and customary written confidentiality agreements consistent with the restrictions set forth herein, to present or future providers of capital and/or potential acquirers of such Party or its assets associated with the subject matter of this Agreement.
     6.4 Exclusions. The obligations set forth in Section 6.2 will not apply to any information that: (i) is or becomes generally known to the public through no fault or breach of this Agreement by Intel; (ii) Intel can document was rightfully known to Intel at the time of disclosure without an obligation of confidentiality owed to Transmeta; (iii) Intel can document was independently developed by Intel without use of Transmeta’s Confidential Information; or (iv) Intel rightfully obtains from a third party without restriction on use or disclosure. Furthermore, the obligations set forth in Section 6.2 are subject to, and shall not be construed as limiting, Intel’s rights to disclose Confidential Information embodied or described in the Transmeta Technology under Section 2.1(b) of this Agreement.
7. OWNERSHIP
     7.1 Intellectual Property Ownership. It is acknowledged and agreed by the Parties that nothing in this Agreement shall affect either Party’s ownership of any Intellectual Property Rights which exist as of the Effective Date or will be generated independent of this Agreement thereafter.

     7.2 Proprietary Notices. Intel will not delete or in any manner alter the patent, copyright, trademark, and other proprietary rights notices of Transmeta (and its suppliers and licensors, if any) appearing on or in the Transmeta Technology, as provided or otherwise made available by Transmeta hereunder. Intel shall reproduce such notices on or in all copies it makes of the Transmeta Technology.
8. REPRESENTATIONS AND WARRANTIES
     8.1 Warranty of Authority. Each Party represents and warrants to the other Party that it has the necessary corporate power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to grant the rights herein granted.
     8.2 Intellectual Property Warranties. Transmeta makes the following representations and warranties to Intel in connection with the Transmeta Technology:
          (a) To the best of Transmeta’s knowledge and belief as of the Effective Date, Transmeta has the right to license the Transmeta Technology to Intel, and Transmeta’s licensing of the Transmeta Technology to Intel will be free of any claims, liens or conflicting rights in favor of any third party.
          (b) To the best of Transmeta’s knowledge and belief as of the Effective Date, the Transmeta Technology does not infringe a third party’s copyrights or trade secrets, or to Transmeta’s knowledge as of the Effective Date, a third party’s patent.
          (c) To the best of Transmeta’s knowledge and belief as of the Effective Date, there are no royalties to be paid by Intel to any other third party as a result of Intel utilizing the Transmeta Technology.
          Intel acknowledges that its sole remedy for breach of the representations and warranties made in this Section 8.2 are stated in Section 9 of this Agreement.
     8.3 Warranty Disclaimer of Transmeta. THE TRANSMETA INTELLECTUAL PROPERTY RIGHTS, TRANSMETA TECHNOLOGY AND TECHNOLOGY TRANSFER SERVICES ARE PROVIDED AND MADE AVAILABLE UNDER THIS AGREEMENT “AS IS” AND WITH ALL FAULTS. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 8.1 AND 8.2, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRANSMETA SPECIFICALLY AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES AND CONDITIONS WITH RESPECT TO THE TRANSMETA TECHNOLOGY, TECHNOLOGY TRANSFER SERVICES AND TRANSMETA’S INTELLECTUAL PROPERTY RIGHTS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, OR NON-INFRINGEMENT, EVEN IF TRANSMETA HAS BEEN MADE AWARE OF ANY PARTICULAR INTEL REQUIREMENTS. THE TRANSMETA TECHNOLOGY INCLUDES MATERIALS THAT ARE SUBJECT TO OPEN-SOURCE LICENSING TERMS AND CONDITIONS.

9. INFRINGEMENT INDEMNITY
     9.1 Transmeta Obligations. Subject to Sections 9.2 and 9.4, Transmeta will, at its expense: (i) defend any third-party action or proceeding brought against Intel to the extent it is based upon a claim that the Transmeta Technology, as provided by Transmeta to Intel under this Agreement, infringes or misappropriates any Intellectual Property Right of any third party; and (ii) settle such claim and pay any costs, damages and reasonable attorneys’ fees attributable to such claim incurred by Intel and/or Intel Subsidiaries in relation to this claim or that are payable in a settlement approved in advance and in writing by Transmeta, provided, however, that Transmeta shall not enter into any settlement that would impose any obligations or liability upon Intel without Intel’s prior written consent. This Section 9 shall apply to an Intel Subsidiary licensed under Section 2, as if the Subsidiary was Intel, except as specifically set forth herein.
     9.2 Conditions to Defense Obligations. Transmeta will have no obligations to Intel under this Section 9 unless Intel: (i) provides Transmeta with written notice of the claim within thirty (30) days of receiving notice of the claim, and no later than the second anniversary of the Effective Date; and (ii) provides Transmeta with all reasonably required information and assistance, at Transmeta’s expense, to defend or settle the claim. Intel reserves the right to retain counsel, at Intel’s expense, to participate in the defense and settlement of any such claim. Without limiting the foregoing conditions, the Parties acknowledge that claims made or arising more than two years after the Effective Date will in no event be eligible for defense or indemnity under Section 9.1. Furthermore, in no event shall Transmeta’s cumulative liability under this Section 9 exceed [* * *] Dollars ($[* * *] USD).
     9.3 Injunctions. If Intel’s use of the Transmeta Technology is, or in Transmeta’s opinion is likely to be, enjoined due to a claim of the type specified in Section 9.1 above, then, subject to the conditions set forth in Section 9.2 above, Transmeta will, at its sole option and expense, either: (i) promptly procure for Intel the right to continue using the Transmeta Technology under the terms of this Agreement; (ii) promptly replace or modify the Transmeta Technology to make it non-infringing but substantially equivalent in function; or (iii) promptly notify Intel that it cannot implement options (i) or (ii) under this Section 9.3. Upon Transmeta’s notification of Intel under Section 9.3(iii), the Time Period shall immediately and automatically be reduced to end twelve (12) months after the date of such notification, if, at the time of Transmeta’s notification, the Time Period has more than twelve (12) months until its expiration.
     9.4 Exclusions. Notwithstanding the terms of Section 9.1, Transmeta will have no liability for any infringement or misappropriation claim of any kind to the extent it results from: (i) modifications to the Transmeta Technology not made by Transmeta or a party authorized in writing by Transmeta, if a claim would not have occurred but for such modifications; (ii) the combination, operation or use of the Transmeta Technology with any data, software, products or devices not provided by Transmeta or in connection with processes not provided by Transmeta, if a claim would not have occurred but for such combination, operation or use; (iii) use of the Transmeta Technology by or on behalf of Intel or any Intel Subsidiary other than in accordance with this Agreement; or (iv) use of the Transmeta Technology in any manner that would cause Transmeta to continue to incur liability to a third party with respect to an infringement or misappropriation claim after notice from Transmeta to cease use thereof.

     9.5 Sole Remedy of Intel. AS BETWEEN TRANSMETA AND INTEL, THE PROVISIONS OF THIS SECTION 9 SET FORTH TRANSMETA’S SOLE AND EXCLUSIVE OBLIGATIONS, AND INTEL’S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO ANY THIRD-PARTY CLAIMS OF ANY KIND RELATED TO THE TRANSMETA TECHNOLOGY, TRANSMETA INTELLECTUAL PROPERTY RIGHTS, INTEL LICENSED PRODUCTS, AND TECHNOLOGY TRANSFER SERVICES PROVIDED BY OR FOR TRANSMETA UNDER THIS AGREEMENT.
10. LIMITATION OF LIABILITY
     10.1 Exclusion of Damages. NEITHER PARTY WILL BE LIABLE FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF USE, DATA, BUSINESS, PROFITS, OR GOODWILL) IN CONNECTION WITH, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE USE OR PROVISION OF THE TRANSMETA INTELLECTUAL PROPERTY RIGHTS OR TRANSMETA TECHNOLOGY, OR FROM TECHNOLOGY TRANSFER SERVICES PERFORMED BY OR FOR TRANSMETA UNDER THIS AGREEMENT, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE, AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. The limitation set forth in the previous sentence will not apply to or restrict in any manner: (a) either Party’s liability arising from a breach of Section 6; or (b) either Party’s liability arising out of any infringement, misappropriation or violation of the other Party’s Patent or Intellectual Property Rights.
     10.2 Total Liability. IN NO EVENT WILL EACH OF TRANSMETA’S TOTAL LIABILITY TO INTEL AND INTEL’S TOTAL LIABILITY TO TRANSMETA IN CONNECTION WITH, ARISING OUT OF, OR RELATING TO THIS AGREEMENT, FROM ALL CAUSES OF ACTION AND THEORIES OF LIABILITY, EXCEED [* * *] DOLLARS ($[* * *] USD). The limitation set forth in the previous sentence will not apply to or restrict in any manner: (a) either Party’s liability arising from a breach of Section 6; (b) either Party’s liability arising out of any infringement, misappropriation or violation of the other Party’s Patent or Intellectual Property Rights; or (c) Intel’s breach of its obligation to pay the License Fee pursuant to Section 3.
     10.3 Acknowledgment. Intel acknowledges that Transmeta has entered into this Agreement in reliance on the above limitations of liability, and that the same constitute a material basis of the bargain between the Parties. The Parties have agreed that the limitations specified above will survive any expiration or termination of this Agreement and will apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.
11. GENERAL PROVISIONS
     11.1 Assignment of Agreement. Transmeta may assign or transfer this Agreement and/or any rights and/or obligations hereunder, in whole or in part, whether by operation of law or otherwise, provided that any such assignee or transferee shall agree in writing to be bound by the terms and conditions of this Agreement. Intel may not assign or transfer this Agreement and/or any rights and/or obligations hereunder, in whole or in part, whether by operation of law or otherwise, without Transmeta’s prior written consent, except that, Intel may assign this Agreement to a third party that acquires all or substantially all of Intel’s assets related to the manufacture of Intel Licensed Products utilizing the Transmeta Technology, provided that, in such event, Intel shall be deemed to agree not to thereafter use or disclose the Transmeta Technology. Any attempt to transfer or assign this Agreement, or any rights or obligations hereunder, except as permitted pursuant to this Section 11.1, shall be void and without effect. Subject to the foregoing, the rights and obligations of the Parties will be binding upon and inure to the benefit of the Parties’ permitted successors and lawful transferees and assigns. For avoidance of doubt, nothing in this Section 11.1 shall limit or restrict Intel’s ability, prior to an assignment of this Agreement by Intel to a third party, to exercise the licensing and sublicensing rights granted to Intel by Transmeta under Section 2 of this Agreement.
     11.2 Assignment of Transmeta Intellectual Property Rights. In the event that Transmeta assigns or transfers the whole or any portion of its Intellectual Property Rights licensed herein to Intel, the assignee or transferee of such Intellectual Property Rights shall agree in writing to be bound by the terms of the license rights granted herein.
     11.3 Independent Contractors. In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the Parties hereto. Neither Party will have the power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent.
     11.4 Notice. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery services, or by certified mail, and in each instance will be deemed given upon receipt. All communications will be sent to the addresses set forth below or to such other address as may be specified by either Party to the other in accordance with this Section. Either Party may change its address for notices under this Agreement by giving written notice to the other Party by the means specified in this Section.

If to Transmeta:	If to Intel:

President	General Counsel
Transmeta Corporation	Intel Corporation
2540 Mission College Blvd.	2200 Mission College Blvd.
Santa Clara, CA 95054	Santa Clara, CA 95052

With copies to:	With a copy to:
General Counsel	Director of Licensing
Transmeta Corporation	Intel Corporation
2540 Mission College Blvd.	2200 Mission College Blvd.
Santa Clara, CA 95054	Santa Clara, CA 95052

Mark A. Leahy, Esq.
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
     11.5 Compliance with Law; Export Controls. Each Party will comply with all laws and regulations applicable to such Party’s performance of this Agreement. Without limiting the generality of the foregoing, each Party will comply fully with all relevant export laws and regulations of the United States and all other countries having competent jurisdiction (“Export Laws”) to ensure that neither the Transmeta Technology nor any direct product thereof or technical data related thereto is: (i) exported or re-exported directly or indirectly in violation of Export Laws; or (ii) used for any purposes prohibited by the Export Laws, including, but not limited to nuclear, chemical, or biological weapons proliferation.
     11.6 Waiver. No failure by either Party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights, and no waiver of a breach in a particular situation will be held to be a waiver of any other or subsequent breach.
     11.7 Severability. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent possible, and the other provisions of this Agreement will remain in force.
     11.8 Non-Exclusive Remedy. Except as otherwise set forth in this Agreement, the exercise by either Party of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.
     11.9 Force Majeure. Neither Party will be liable to the other Party for any delay or failure in its performance of this Agreement to the extent that such delay or failure is due to causes beyond its reasonable control, including, but not limited to, acts of God, fires, earthquake, explosions, labor disputes, war, terrorism, riots, inability to obtain energy or supplies, provided, that the non-performing Party promptly furnishes notice to the other Party and resumes performance as soon as practicable.

     11.10 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware. The Parties expressly disclaim the application of the U.N. Convention on Contracts for the International Sale of Goods.
     11.11 Entire Agreement. This Agreement, including its exhibits, constitutes the complete and exclusive understanding and agreement between the Parties relating to the subject matter hereof and supersedes all contemporaneous and prior understandings, agreements and communications (both written and oral) relating to its subject matter; provided, however, that this Agreement shall not be construed as limiting or otherwise affecting the Settlement Agreement and any amendments thereto. No modifications, alterations or amendments will be effective unless in writing signed by duly authorized representatives of both Parties.
     11.12 Publicity. Except as required by applicable law, neither Party will individually make or issue any press release or public statement related to this Agreement or any of the rights or obligations undertaken by either Party hereunder unless agreed otherwise in writing by both Parties prior to the issuance of any such press release or public statement.
     11.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

TRANSMETA CORPORATION:		INTEL CORPORATION:

By:	/s/ LESTER M. CRUDELE	By:	/s/ SUZAN A. MILLER

Name:	Lester M. Crudele	Name:	Suzan A. Miller
Title:	President & Chief Executive Officer	Title:	VP & Deputy General Counsel
Date:	September 22, 2008	Date:	September 22, 2008

EXHIBIT A
Transmeta Technology:
The Transmeta Technology consists of [* * *] the following:
[* * *]